Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of April 25, 2014 (this “Agreement”), is by and between Milacron Holdings Inc., a Delaware corporation (together with any other current or future holding company set up to hold, directly or indirectly, the stock or assets of Milacron Holdings Inc., the “Company”), and John Gallagher (the “Executive”).

WHEREAS, effective as of the Effective Date (as defined below), the Company desires to employ the Executive and enter into an agreement embodying the terms of such employment, and the Executive desires to accept such employment and enter into such an agreement; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to employ the Executive in the capacity set forth in this Agreement, and the Executive is willing to serve in such capacity as an employee of the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. Starting and effective as of May 1, 2014 (the “Effective Date”), the Executive shall serve as the Chief Operating Officer of Melt Delivery & Control Systems, Fluid Technologies, and Financial & Shared Services, and shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. The Executive’s principal place of employment shall be the headquarters of the Company, currently located in Cincinnati, Ohio; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all material respects conform to and comply with the lawful directions and instructions given to him by the CEO and shall use his reasonable best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the CEO or otherwise engage in activities that would interfere in any material respect with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) continue to serve on the board of Kraton Polymers; and (ii) serve on not-for-profit corporate, civic or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

2. Term. The initial term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the Initial Term of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend the term has been given to the other party at least six months prior to the expiration of the then-effective term. The Initial Term, together with any extensions, is referred to herein as the “Term.”

3. Definitions.

(a) Termination for “Cause” means termination of the Executive’s employment because of:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement or any written policy of the Company, including, without limitation, the willful and continued failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(ii) the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving material acts of dishonesty or moral turpitude that relates to the property of the Company or which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

(iii) the Executive’s engaging in any willful misconduct which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

(iv) the Executive’s engaging in any intentional act of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

In the event of the existence of grounds that would constitute Cause as contemplated in subsections (i) or (iii) above, such grounds shall constitute Cause only if the Company provides written notice to the Executive of the grounds and the facts which constitute Cause within 90 days following the Board’s initial knowledge of the grounds and the Executive thereafter fails to cure such grounds within 30 business days following his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 day period, the Executive has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter).

(b) Resignation for “Good Reason” means termination of employment by the Executive because of the occurrence of any of the following events:

(i) there is a material reduction in the Executive’s Base Salary, unless agreed to in writing by the Executive;

(ii) there is a material reduction in the Executive’s authority, duties, or responsibilities;

(iii) the Executive is required to relocate to a different principal place of business that is located more than 100 miles away from the Company’s headquarters in Cincinnati, Ohio, other than required travel as contemplated by Section 1(a) hereof; or

(iv) the Company’s delivery to the Executive of a notice of non-renewal of the Term, as provided in Section 2.

In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (i), (ii) or (iii) above, such grounds shall constitute Good Reason only if the Executive provides written notice to the Company of the facts which constitute the grounds within 90 days following the Executive’s initial knowledge of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $600,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices, as established from time to time. The Base Salary shall be reviewed by the CEO not less often than annually. The Base Salary shall not be decreased by the Company except with the prior written consent of the Executive.

(b) Annual Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus expressed as a percentage of his Base Salary (the “Annual Bonus”). The Executive’s target Annual Bonus will be equal to 75% of Base Salary. The Annual Bonus will be paid in a lump sum within thirty (30) days after the Company’s receipt of the final audited financial statements of the Company for the fiscal year to which such Annual Bonus relates, but in no event later than December 31 of the calendar year following the calendar year to which such bonus relates. The actual Annual Bonus shall be determined in accordance with the Milacron Bonus Plan established by the Company’s Board of Directors or a committee thereof (the “Board”) and based upon performance goals established by the CEO and/or the Board which performance goals will generally be communicated to the Executive no more than 90 days before the beginning of the fiscal year in which the performance goals apply. Such performance goals shall be based on synergies, EBITDA, debt repayment, maintenance of financial ratios, cash flow or any other such measures as deemed appropriate by the CEO and/or Board. Notwithstanding the foregoing, the Executive’s Annual Bonus opportunity for the 2014 fiscal year shall be pro-rated based on the number of days that the Executive is employed during such year.

(c) Stock Option Award. Subject to the approval of the Board, the Executive shall be issued an option to purchase 5,500 shares of common stock of the Company (the “Option”) in accordance with the terms of the Nonqualified Stock Option Agreement attached as Exhibit B hereto (the “Option Agreement”). Further, notwithstanding anything to the contrary in the Option Agreement, if the Executive’s employment is terminated following the Executive’s successful completion of the Executive’s role, as reasonably determined by the Board in its sole discretion, then the following terms shall apply to the Option:

(i) The portion of the Time Option (as defined in the Option Agreement) that is scheduled to vest on the Time Vesting Date (as defined in the Option Agreement) immediately following the date of the Executive’s termination of employment shall remain outstanding and eligible to vest on such Time Vesting Date, subject to the Executive’s continued compliance with the non-competition, non-solicitation and other restrictive covenants set forth herein and any other restrictive covenants with the Company or its affiliates to which the Executive is bound (the “Restrictive Covenants”). For the avoidance of doubt, any other portion of the Time Option that is unvested on the date of the Executive’s termination of employment shall terminate and be forfeited upon termination of employment.

(ii) The Performance Option (as defined in the Option Agreement) shall not be forfeited upon the termination date and shall instead remain outstanding and eligible to vest in accordance with Section 2.b.ii. and other terms and conditions of the Option Agreement, subject to the Executive’s continued compliance with the Restrictive Covenants through the applicable vesting date.

(iii) The portion of the Option that is vested as of the date of the Executive’s termination of Employment and any portion of the Option that vests thereafter in accordance with this Section 4(c) shall remain outstanding and exercisable until the Expiration Date (as defined in the Option Agreement).

For the avoidance of doubt, the benefits set forth in this Section 4(c) shall be triggered only upon a reasonable determination by the Board in its sole discretion that the Executive has successfully completed his role, regardless of whether the Executive’s employment is terminated without Cause or otherwise.

(d) Savings and Retirement Plans. The Executive shall be eligible to participate in all savings and retirement plans applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e) Welfare Benefit Plans. The Executive and his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(f) Expenses. Upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, the Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his duties. Payments with respect to reimbursements of expenses shall be made promptly and in accordance with the applicable expense reimbursement policies and procedures of the Company, but in any event, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

(g) Relocation. Unless the Company and the Executive mutually agree to a different arrangement, the Company shall pay or reimburse the Executive in accordance with Company policy for the reasonable expenses he incurs in connection with his relocation to the Cincinnati, Ohio area, which relocation shall occur within a reasonable an mutually satisfactory period of time following the Effective Date, subject to the Executive providing the Company with receipts or other written documentation of such expenses.

(h) Company Car. The Executive shall be provided with a company car or a car allowance in accordance with Company policy.

(i) Vacation. The Executive shall be entitled to four weeks of paid vacation each year during the Term, subject to the Company’s vacation policy in effect from time to time.

(j) Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the State of Delaware in effect from time to time, and subject to the conditions thereof, the Company shall (A) indemnify the Executive, as an officer of the Company, against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity), and against which the Executive may be indemnified by the Company, and (B) upon submission of appropriate documentation, pay for or reimburse in advance the reasonable expenses incurred or to be incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity). The rights of the Executive hereunder and under the Articles of Incorporation and Bylaws of the Company and under the laws of the State of Delaware shall survive the termination of the employment of the Executive by the Company. Unless specifically so provided therein, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Executive under this Agreement in respect of any action taken or omitted by the Executive prior to such amendment, alteration or repeal. To the extent that a change in the laws of the State of Delaware, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the laws of the State of Delaware, it is the intent of the parties hereto that the Executive shall enjoy by this Agreement the greater benefits afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy (including under the Articles of Incorporation or Bylaws of the Company), and every other right or remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise (including under the Articles of Incorporation or Bylaws of the Company).

(k) Board Fee. The Executive will not receive a fee or any other cash compensation as a result of his service on the Board during the Term, however, the stock options previously granted to the Executive in consideration of his service to the Board will continue to vest in accordance with the terms of such stock options. In the event that the Executive’s service with the Company is terminated under this Agreement and he remains on the Board, he shall again be eligible for such fees and other compensation as are applicable to Board members at that time.

5. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of any unpaid Base Salary through and including the date of termination or resignation, any Annual Bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs (which unpaid Annual Bonus amount shall be paid in accordance with Section 4(b)), and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (such other amounts or benefits being referred to collectively as the “Other Accrued Compensation and Benefits”). Except as set forth in this subsection (a), the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(b) Termination without Cause; Resignation for Good Reason.

(i) If the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code, by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment hereunder for Good Reason, the Executive shall be entitled to the following:

(A) an amount equal to 18 months’ Base Salary, payable in equal installments over a period of 18 months;

(B) an amount equal to the full premium amount (determined as of the date of termination on a pre-tax basis) for continued coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive, and, to the extent that the Executive is providing coverage for his spouse or eligible dependents as of the termination date, for such individuals; provided, however, that the Company’s obligation to pay such premiums shall cease immediately upon the earlier of the expiration of the statutory COBRA period and the date the Executive becomes eligible for coverage under any other group health plan (as an employee or otherwise) as defined for purposes of COBRA or Medicare;

(C) to the extent provided in the Milacron Bonus Plan for such year, a pro rata Annual Bonus for the year in which the date of termination occurs, which Annual Bonus shall be based on actual performance and paid at the same time that bonuses are paid to other executives generally during the year following the year in which the date of termination occurs; and

(D) any Other Accrued Compensation and Benefits.

(ii) The payments and benefits provided under Sections 5(b)(i)(A) and 5(b)(i)(B) shall commence on the first payroll date following the 60th day after the Executive’s termination of employment. The Company shall not be required to make the payments and provide the benefits provided for under Sections 5(b)(i)(A) through 5(b)(i)(C) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s termination of employment, a release substantially in the form attached hereto as Exhibit A, and the release has become effective and irrevocable in its entirety in such 60-day period. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under Sections 5(b)(i)(A) through 5(b)(i)(C).

(iii) If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Sections 6 through 13 hereof or breaches any provision set forth in the executed copy of the General Release of Claims, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 5(b)(A)-(C), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability (as defined herein), the Company shall be entitled to terminate his employment. In the event of the Executive’s death or if the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code by reason of the Executive’s Disability, the Company shall pay to the Executive (or his estate, as applicable), the Executive’s Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of 90 consecutive days or for more than 180 days in any consecutive 12-month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the CEO and the Executive. If there is no agreement on the selection of the physician, then the CEO shall select one physician and the Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.

(d) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 27 of this Agreement. In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice, provided that the date of termination will not occur before the expiration of any applicable cure period. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its subsidiaries and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company; provided, that in the event the Executive’s employment is terminated following the Executive’s successful completion of the Executive’s role, as reasonably determined by the Board in its sole discretion, then he will not be required to resign as a member of the Board unless otherwise determined by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f) Section 280G “Parachute Payments”. Notwithstanding any provision of this Agreement to the contrary, if the Executive becomes entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that the Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in a change of ownership or effective control of the Company, and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payments and/or benefits will be reduced (the “280G Reduction”) to the extent necessary so that no portion of the Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”). Notwithstanding the foregoing, the 280G Reduction will be made if and only if all “parachute payments” (within the meaning of Code Section 280G and associated regulations) do not exceed 110% of the maximum amount (the “280G Limit”) of payments and benefits that could be payable to the Executive so that no portion of Executive’s payments or benefits will be subject to the Excise Tax. Any 280G Reduction pursuant to this paragraph shall be effectuated by reducing the payments and benefits hereunder in the following order: (A) any severance payments due pursuant to Section 5, with later payments being reduced first, (B) the waiver of accelerated vesting of equity awards, with awards having a later vesting date being reduced first, (C) the benefit continuation pursuant to Section 5 and (D) all other payments or benefits, with later payments being reduced first.

(g) No Further Rights. Except as explicitly provided in this Section 5, the Executive shall have no rights under this Agreement to receive any compensation or benefits after termination or resignation of employment.

6. Confidentiality.

(a) Confidential Information.

(i) Definitions. For purposes of Sections 6 through 16, the terms set forth below shall have the following meanings:

“Business” means manufacturing, designing, distributing, marketing or selling plastics manufacturing equipment, plastics manufacturing equipment components including hot runner systems, mold components or aftermarket parts or services, or industrial machining chemicals, or any other business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to the Executive’s termination of employment by or other service to the Company or any of its subsidiaries.

“Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its affiliates and other related information, as such exists from time to time during the Executive’s employment by or other service to the Company or any of its subsidiaries.

“Customer” means any Person who:

(i) has been a customer of the Company at any time during the one year period prior to the termination of the Executive’s employment; or

(ii) has evidenced an intention in writing to purchase Products from the Company at any time during the one year period prior to the termination of the Executive’s employment,

(iii) and with whom the Executive had any dealings, directly or indirectly, or about whom the Executive had confidential information, during the Executive’s employment.

“Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

“Products” means the products of the Business (i) manufactured by the Company within the twelve (12) month period immediately preceding the date of this Agreement (ii) manufactured by the Company during the Executive’s employment (iii) manufactured by the Company in the twelve (12) months following termination of the Executive’s employment in the normal course of operating, maintaining and expanding the business and (iv) any products that are substitutes for or competitive with the products referred to in clauses (i), (ii) and (iii).

(b) Confidentiality. The Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which are essential to the performance of the duties of the

Executive hereunder. The Executive acknowledges that such Confidential Information is not generally known in the trade and that such Confidential Information provides the Company and its affiliates with a competitive edge in its industry. In that regard, the Executive acknowledges and agrees that the Company and its affiliates have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Executive therefore agrees that he will not, during his employment, or after termination of his employment, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of his duties to the Company and its affiliates, nor shall he make use of any such Confidential Information for his own purposes or for the benefit of any Person except the Company and its affiliates. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Executive. Notwithstanding the foregoing, in the event that the Executive is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Executive will give the Company prompt written notice of such request or requirement so that the Company or its affiliates may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Executive may, without liability hereunder furnish only that portion of the Confidential Information which the Executive is legally required to disclose.

(c) Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity except as may be required by applicable law or legal process.

(d) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”). All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.

7. Noncompetition. While employed or at any time during the eighteen (18) months following termination of the Executive’s employment for whatever reason and whether with or without cause, the Executive shall not in any manner whatsoever (other than a holding of less than ten percent (10%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) within North America, either individually or in partnership or jointly or in conjunction with any other Person:

(a) directly, or indirectly, carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products;

(b) directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products; or

(c) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of any business that manufactures, sells or distributes the Products.

8. Non-Solicitation. While employed or at any time during the eighteen (18) months following termination of the Executive’s employment for whatever reason and whether with or without cause, the Executive shall not in any manner whatsoever (other than a holding of less than ten percent (10%) of the shares of a company listed on a public stock exchange in Canada or the United States of America), either individually or in partnership or jointly or in conjunction with any other Person:

(a) directly, or indirectly solicit any Customer;

(b) directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or

(c) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale of any Products to such Customer within North America.

9. Non-Solicitation of Employees. While employed or at any time during the eighteen (18) months following termination of his employment, for whatever reason, the Executive shall not, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Company. This section shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.

10. No Conflicting Agreement. The Executive represents, warrants and covenants to the Company that (a) the Executive has not taken, and will return or (with the consent of his former employer(s)) destroy without retaining copies, all proprietary and confidential materials of his former employer(s); (b) the Executive has not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his former employer(s); (c) except as previously disclosed to the Company in writing, the Executive is not party to any agreement, whether written or oral, that would prevent or restrict him from engaging in activities competitive with the activities of his former employer(s), from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his former employer(s) or, if the Executive is subject to such an agreement or policy, he has complied with it; and (d) the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

11. Nondisparagement. The Executive shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its affiliates, officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12. Return of Documents and Property. Upon the termination of his employment or at such other time that the Company may request, the Executive shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Executive (and all of the same are hereby acknowledged and agreed to be the property of the Company).

13. Inventions and Patents. The Executive hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Executive while employed by the Company or any of its subsidiaries and (b) either (i) relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”). The Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of employment) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

14. Covenants Reasonable. The Executive acknowledges and agrees with the Company that:

(a) the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;

(b) the Executive is being provided with the opportunity to receive a substantial financial benefit as a result of this Agreement;

(c) the covenants of the Executive contained in this Agreement were a material inducement for the Company to enter into this Agreement and the execution and delivery of this Agreement is a condition to the Company’s obligations pursuant to this Agreement; and

(d) the breach by such Executive of any of the provisions of this Agreement would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages.

15. Certain Remedies.

(a) Forfeiture/Payment Obligations. In the event the Executive fails to comply with Sections 6 through 13, other than any isolated, insubstantial and inadvertent failure, the Executive agrees that he will forfeit any amounts not already paid pursuant to Section 5(b)(A)-(C) of this Agreement.

(b) Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, that set forth in Section 15(a) hereof, the Executive agrees that a breach of any of the covenants contained in Sections 6 through 13 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 13 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

16. Defense of Claims. The Executive agrees that, during the Term, and for a period of six years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 16, including, but not limited to, legal costs and expenses.

17. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

18. Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.

19. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, sale or transfer of all or substantially all of the assets or the business of the Company. Upon any such assignment, the Company shall no longer have any rights or obligations under this Agreement.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

20. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

21. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

22. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

23. Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.

24. Entire Agreement; Supersedes Previous Agreements. This Agreement and the Option Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

25. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

26. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

27. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Inc.

3010 Disney Street

Cincinnati, OH 45209

Attn.: Thomas Goeke

Email: tom_goeke@milacron.com

Facsimile: (513) 487-5086

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive:

John Gallagher

2200 Vaquero Club Drive

Westlake, Texas

Email: gallagj@yahoo.com

Facsimile: (214) 707-1647

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Joseph E. Ronan, Jr.

Email: jronan@morganlewis.com

Facsimile: (215) 963-5001

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MILACRON HOLDINGS INC.

By:	/s/ Tom Goeke
Name: Tom Goeke Title: President & CEO

THE EXECUTIVE

/s/ John Gallagher
John Gallagher

Dated: 4/12/14

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by John Gallagher (the “Executive”) and Milacron Holdings Inc. (the “Company”), effective as of             , in connection with the termination of the Executive’s employment with the Company as of            .

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated April             , 2014 (the “Employment Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, the Executive may keep one copy of such items as he may reasonably expect to use to protect his rights under this Agreement.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (A) payments and benefits provided under the Employment Agreement, whether or not contingent upon the execution by the Executive of this Agreement (B) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company and (C) any rights that that the Executive may have as an equityholder of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

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(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to the Company.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

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4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have and to the extent permitted by applicable law, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

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8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Inc.

3010 Disney Street

Cincinnati, OH 45209

Attn.: Thomas Goeke

Email: tom_goeke@milacron.com

Facsimile: (513) 487-5086

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive:

John Gallagher

2200 Vaquero Club Drive

Westlake, Texas

Email: gallagj@yahoo.com

Facsimile: (214) 707-1647

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Joseph E. Ronan, Jr.

Email: jronan@morganlewis.com

Facsimile: (215) 963-5001

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MILACRON HOLDINGS INC.

By:
Name:
Title:

THE EXECUTIVE

John Gallagher

Dated:

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Exhibit B

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Attached hereto.

MCRON ACQUISITION CORP.

2012 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (this “Award Agreement”) is made effective as of April [•], 2014 (the “Date of Grant”) by and between Mcron Acquisition Corp., a Delaware corporation (the “Company”), and John Gallagher (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Mcron Acquisition Corp. 2012 Equity Incentive Plan (the “Plan”).

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein; and

WHEREAS, the Participant is an employee of the Company or one of its subsidiaries.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions set forth in the Plan and this Award Agreement, all or any part of an aggregate of 5,500 Shares (the “Option”) at an Option Price of $1,000 per Share, which is the per Share Fair Market Value on the Date of Grant. Fifty percent (50%) of the Option shall be subject to time-based vesting criteria (the “Time Option”), and fifty percent (50%) of the Option shall be subject to performance-based vesting criteria (the “Performance Option”). The Option is intended to be a Nonqualified Stock Option.

2. Vesting. The portion of the Option that has become vested is hereinafter referred to as the “Vested Portion.” Subject to the terms set forth in the Plan, this Award Agreement, and the Employment Agreement, the Option shall vest as follows:

a. Time Option.

i. General. The Time Option shall vest in four (4) equal installments on each of the first four (4) anniversaries of April 15, 2014 (each such anniversary, a “Time Vesting Date”), subject to the Participant’s continued employment by the Company or a Subsidiary through the applicable Time Vesting Date, such that twenty-five percent (25%) of the Time Option shall vest on each Time Vesting Date.

ii. Initial Public Offering. From and after the date of an IPO, if the average closing trading price for Shares on the exchange on which the Shares are then listed over any ten (10) day trading period equals or exceeds the Liquidity Threshold Price, then the Time Option shall vest in full immediately following the end of such ten (10) day trading period, subject to the Participant’s continued employment by the Company or a Subsidiary through the end of such period.

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iii. Change of Control. Upon or following a Change of Control the Time Option shall vest in full upon the satisfaction of the vesting criteria in Section 2(b)(i) applicable to the Performance Option, subject to the Participant’s continued employment by the Company or any of its Subsidiaries through the applicable Measurement Date.

b. Performance Option.

i. Prior to an Initial Public Offering. If prior to the occurrence of an IPO the CCMP Stockholders have received Proceeds on any Measurement Date resulting in an MOI that is greater than or equal to 2.0, the Performance Option shall vest in full on such Measurement Date, subject to the Participant’s continued employment by the Company or one of its Subsidiaries through the applicable Measurement Date.

ii. Following an Initial Public Offering. From and after the date of an IPO, if the average closing trading price for Shares on the exchange on which the Shares are then listed over any ten (10) day trading period equals or exceeds the Liquidity Threshold Price, then the Performance Option shall vest in full immediately following the end of such ten (10) day trading period, subject to the Participant’s continued employment by the Company or a Subsidiary through the end of such period.

3. Forfeiture; Expiration.

a. Termination of Employment. Subject to the terms of the Employment Agreement, the Option shall terminate and be forfeited upon or following the Termination Date as follows:

i. In the event that the Participant’s employment is terminated for any reason, any unvested portion of the Option shall immediately terminate and be forfeited effective the as of the Termination Date.

ii. In the event that the Participant’s employment is terminated for Cause, the Vested Portion shall immediately terminate and be forfeited effective as of the Termination Date.

iii. In the event that the Participant’s employment is terminated due to death or Disability, the Vested Portion shall terminate and be forfeited on the earlier of (A) the Expiration Date and (B) one (1) year following the Termination Date.

iv. In the event that the Participant’s employment is terminated due to retirement following the Participant’s attainment of age sixty-five (65), the Vested Portion shall terminate and be forfeited on the earlier of (A) the Expiration Date and (B) one (1) year following the Termination Date.

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v. In the event that the Participant’s employment is terminated by the Company without Cause or, if the Participant has an effective employment agreement, severance agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Good Reason” or a like term, by the Participant for Good Reason, the Vested Portion shall terminate and be forfeited on the earlier of (A) the Expiration Date and (B) ninety (90) days following the Termination Date.

vi. In the event that the Participant’s employment is terminated by the Participant for any reason other than pursuant to Sections 3(a)(ii)-(v) above, the Vested Portion shall terminate and be forfeited on the earlier of (A) the Expiration Date and (B) sixty (60) days following the Termination Date.

Notwithstanding anything herein to the contrary, upon the Board’s final determination that the Participant failed to comply with the Restrictive Covenant Agreement (as defined in Section 11 below), other than any isolated, insubstantial and inadvertent failure to comply, the Participant hereby agrees that (i) any unexercised portion of the Option (both vested and unvested) shall immediately terminate, (ii) with respect to any portion of the Option that has been exercised, the Company may elect, in its discretion, to (A) repurchase any Shares received by the Participant upon the exercise of the Option in accordance with Section 2.4 of the Stockholders Agreement, as if such final determination constituted a “Repurchase Triggering Event” under the Stockholders Agreement and/or (B) recover from the Participant the net proceeds received by the Participant upon the sale of any such Shares (i.e., the amount in excess of the exercise price paid).

b. Expiration of Option Term. Any unexercised portion of the Option shall expire upon the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”).

4. Period of Exercise. Subject to the provisions of the Plan, this Award Agreement and the Employment Agreement, the Participant may exercise all or any part of the Vested Portion at any time prior to the earliest to occur of:

a. the date the Participant’s employment with the Company or a Subsidiary is terminated by the employer for Cause;

b. the tenth (10th) anniversary of the Date of Grant;

c. the date that occurs one (1) years following the Termination Date upon a termination of employment with the Company or a Subsidiary due to death, Disability or retirement following the Participant’s attainment of age sixty-five (65);

d. the date that occurs ninety (90) days following the Termination Date upon a termination of employment by the Company or a Subsidiary without Cause or, if the Participant has an effective employment agreement, severance agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Good Reason” or a like term, by the Participant for Good Reason; and

e. the date that occurs sixty (60) days following the Termination Date upon a termination of employment with the Company or a Subsidiary for any reason other than by the Company or a Subsidiary with or without Cause, by the Participant for Good Reason, or due to retirement, death or Disability.

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5. Exercise Procedures.

a. Notice of Exercise. Subject to Section 4 hereof, the Vested Portion may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”). Such Notice of Exercise shall be accompanied by payment in full of the aggregate Option Price for the Shares to be exercised. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The aggregate Option Price for the Shares to be exercised may be paid (i) in cash or its equivalent (e.g., by cashier’s check); (ii) prior to an IPO, to the extent permitted by the Committee, in its sole discretion, (A) in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased; (B) partly in cash and partly in such Shares (as described in (A) above); or (C) by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased; or (iii) following an IPO or in connection with a Change of Control transaction, pursuant to clause (A), (B) or (C) of clause (ii) of this Section 5(a), at the election of the Participant, or through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. In the event of the Participant’s death, the Vested Portion shall be exercisable by the trustee of any family trust or estate planning entity to which the Option has been transferred, by the executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution, as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions of this Award Agreement and the Plan.

b. Stockholder Rights. Except as otherwise provided in this Agreement, neither the Participant nor the Participant’s representative shall have any rights to dividends, voting rights or other rights of a stockholder with respect to Shares subject to the Option until (i) the Participant has delivered to the Company a Notice of Exercise for the Option, (ii) the Participant has paid the Option Price for such Shares, (iii) such Shares have been issued, (iv) the Participant has executed a joinder to or has otherwise become a party to the Stockholders’ Agreement and (v) the Participant has executed such other agreements or certificates that the Committee reasonably determines are necessary to comply with applicable securities laws and other applicable laws.

6. No Right to Continued Service. The granting of the Option shall impose no obligation on the Company or any Subsidiary to continue the employment of the Participant and shall not lessen or affect any right that the Company or any Subsidiary may have to terminate the employment of the Participant.

7. Withholding. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Award Agreement, or to require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld

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with respect to any taxable event arising as a result of this Award Agreement. The Participant may elect, subject to the approval of the Committee, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.

8. Transferability. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the Option except in the event of death (subject to the applicable laws of descent and distribution).

9. Adjustment of Option. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, partial or complete liquidation, reclassification, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, cash dividend, amalgamation or other like change in capital structure, distribution of any kind or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of the Participant’s rights under this Award Agreement, shall choose, in its sole discretion, one or more of the following actions, which the Committee shall take in an equitable manner, (a) substitute or adjust the number and kind of Shares subject to the Option, (b) adjust the Option Price and/or other value determinations (including performance conditions) applicable to the Option, (c) permit the Participant to participate in the corporate event or transaction, or (d) issue additional Awards or Shares or make cash payments to the Participant. All adjustments shall be made in good faith compliance with Section 409A. For the avoidance of doubt, management fees payable pursuant to the Advisory Services Agreement shall in no event be considered a dividend for purposes of this Section 9.

10. Effect of Change of Control. Upon the occurrence of a Change of Control after the Date of Grant, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee shall choose, in its sole discretion, to make one or more of the following adjustments in the terms and conditions of any outstanding portions of the Option (which, for the avoidance of doubt, shall exclude any portion of the Option for which a notice of exercise has been received by the Company): (a) continuation or assumption of the Option under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially equivalent terms for the Option; (c) accelerated vesting of the Option immediately prior to the occurrence of such event; (d) upon written notice, provision that the Option must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, the Option shall terminate to the extent not so exercised within the relevant period, provided, that, the Participant is able to sell any Shares acquired upon such exercise for cash or liquid securities in the transaction that causes the Change of Control; (e) cancellation of all or any portion of the Option for consideration (in the form of cash or liquid securities) equal to the excess, if any, of the aggregate Fair Market Value of the Shares subject to the Option (or the portion thereof being canceled) over the aggregate Option Price with respect to the Option (or the portion thereof

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being canceled); or (f) in the event of a sale of at least 80% of the outstanding Shares or all or substantially all of the assets of the Company, cancellation of any unvested portion of the Option for no consideration. For the avoidance of doubt, in the event of a sale of less than 80% of the outstanding Shares or less than substantially all of the assets of the Company, as applicable, any unvested portions of the Option will remain, subject to clauses (a) through (e) of this Section 10.

11. Restrictive Covenant Agreement. The Participant agrees to be bound by the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) in consideration of: (a) the Option granted herein; (b) the Participant’s ongoing employment by the Company or a Subsidiary; (c) the importance of protecting the confidential information of the Company, its Subsidiaries and its Affiliates and their other legitimate interests, including without limitation the valuable confidential information and goodwill that they have developed or acquired; (d) the Participant being granted access to trade secrets and other confidential information of the Company, its Subsidiaries and its Affiliates; and (e) other good and valuable consideration.

12. Definitions. For purposes of this Award Agreement:

a. “Advisory Services Agreement” means that certain Advisory Services and Monitoring Agreement by and among the Company, CCMP Capital Advisors, LLC and certain other parties, dated as of April 30, 2012, as may be amended from time to time.

b. “Cause” means:

i. if the Participant has an effective employment agreement, severance agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Cause” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of employment and any other conduct or misconduct that constitutes cause pursuant to the common law or civil law; or, in the absence thereof

ii. (A) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under any agreement with the Company or any of its Subsidiaries or Affiliates or any written lawful policy of the Company, including, without limitation, the willful and continued failure or refusal of the Participant to substantially perform the duties reasonably required of him or her as an employee of the Company or any of its Subsidiaries or Affiliates; (B) the Participant’s commission of (x) any felony or similar crime under the laws of a foreign jurisdiction or (y) another crime involving material acts of dishonesty or moral turpitude that relates to the property of the Company or any of its Subsidiaries or Affiliates or which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates; (C) the Participant’s engaging in any willful misconduct which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates; (D) the Participant’s engaging in any intentional act of dishonesty, violence or threat of violence which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates; or (E) any other conduct or misconduct that constitutes cause pursuant to the common law or civil law.

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c. “CCMP Stockholders” means CCMP Capital Investors II, L.P., a Delaware limited partnership, CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership, and any successor legal entities to the foregoing Persons as a result of a merger, consolidation or similar reorganization.

d. “CCMP Stockholders Securities” means the equity securities of the Company acquired by the CCMP Stockholders, whether acquired before or after the Date of Grant.

e. “Change of Control” means any transaction or series of related transactions, whether or not the Company is a party thereto, (a) in which, after giving effect to such transaction or transactions, the Company equity securities representing in excess of fifty percent (50%) of the voting power of the Company are owned directly, or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of persons other than CCMP Stockholders, or (b) in which there is a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned subsidiaries (if any)).

f. “Disability” has the meaning set forth in the Plan.

g. “Employment Agreement” means that certain Employment Agreement between the Participant and Milacron Holdings Inc., dated April [•], 2014.

h. “Fair Market Value” means as of any day, with respect to the Shares:

i. if the Shares are immediately and freely tradable on a stock exchange or an over-the-counter market, the closing price per Share on the preceding day, or if no trades were made on such date, the immediately preceding day on which trades were made;

ii. if there is a pending transaction in which the Shares of the Company are valued and a definitive agreement for such pending transaction has been entered into by the Company, the per Share value in such valuation; or

iii. if neither (i) nor (ii) applies, the fair value per Share as determined in good faith by the Board and, for the purpose of determining the Option Price or grant price of an Award, consistent with the principles of Section 409A of the Code.

i. “Good Reason” means, if the Participant has an effective employment agreement, severance agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Good Reason” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of employment.

j. “IPO” has the meaning set forth in the Stockholders’ Agreement.

k. “Liquidity Threshold Price” means, at any time, the lowest average closing trading price for Shares over any ten (10) day trading period that, when multiplied by the number of the CCMP Stockholder Securities then held by the CCMP Stockholders and then added to the Proceeds received by the CCMP Stockholders, would yield an MOI that is greater than or equal to 2.0.

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l. “Measurement Date” means any date upon which Proceeds are received by the CCMP Stockholders.

m. “MOI” means, as of any Measurement Date, the quotient obtained by dividing (i) the sum of Proceeds received on such Measurement Date and all prior Measurement Dates, by (ii) the Principal Investment.

n. “Principal Investment” means the sum, without duplication, of: (i) the aggregate consideration paid by the CCMP Stockholders to acquire the CCMP Stockholders Securities, plus (ii) the amount of cash and the value (as determined by the Board in good faith) of any property contributed by the CCMP Stockholders to the Company, whether contributed before or after the Date of Grant.

o. “Proceeds” means, without duplication, all pre-tax: (i) cash proceeds actually received by the CCMP Stockholders from the disposition of the CCMP Stockholders Securities, net of Unreimbursed Transaction Expenses; (ii) cash dividends and other cash distributions actually received by the CCMP Stockholders in respect of the CCMP Stockholders Securities; and (iii) the fair market value of any non-cash consideration (including but not limited to marketable securities) received in exchange for or in respect of the CCMP Stockholders Securities (net of Unreimbursed Transaction Expenses). Proceeds shall exclude any amounts payable pursuant to the Advisory Services Agreement.

p. “Stockholders’ Agreement” means that certain Mcron Acquisition Corp. Stockholders’ Agreement, dated April 30, 2012, entered into by and among the Company and the stockholders listed on the signature pages thereto or become party thereto, as may be amended from time to time.

q. “Termination Date” means the last day of active employment and does not include any period of non-working notice or any period for which pay in lieu of notice, termination pay, severance pay or any other monies in relation to the cessation of employment are paid.

r. “Unreimbursed Transaction Expenses” means all reasonable legal, accounting and investment banking fees, other than amounts paid to the CCMP Stockholders and their Affiliates, that are not reimbursed by unrelated third parties.

13. Eligibility. The Participant is one of the following as indicated on Exhibit C hereto:

a. an “accredited investor” (as defined in Exhibit C hereto) who has completed Exhibit C hereto as to his status as an “accredited investor,” and such information is true and complete, or

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b. a non-accredited investor who has, by himself or through a “personal representative” within the meaning of Rule 501(h) under Regulation D of the Securities Act of 1933, as amended, such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her investment in the Option and the purchase of Shares upon the exercise of the Option hereunder, and the Participant is capable of bearing the economic risks of such investment and is able to bear the complete loss of such investment.

14. Option Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the terms and conditions of the Plan. Notwithstanding the foregoing, in the event of a conflict between any term hereof and a term of the Plan, the applicable term of this Award Agreement shall govern and prevail.

15. Stockholders’ Agreement; Conditions and Restrictions on Shares. Shares received upon the exercise of the Option shall be subject to all of the terms and conditions of the Stockholders’ Agreement, including all transfer restrictions and repurchase rights set forth therein. The Option may not be exercised prior to the Participant’s execution of a joinder to the Stockholders’ Agreement if the Participant is not a party to the Stockholders’ Agreement prior to any such exercise. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

16. Choice of Law. This Award Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Award Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict- or choice-of-law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

17. Consent to Jurisdiction. The Company and the Participant, by their execution hereof, (a) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof; (b) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Award Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agree not to commence any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof other than before the above-named courts or to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. The Company and the Participant hereby consent to service of process in any such proceeding and agree that service of process by registered or certified mail, return receipt requested, at the address specified pursuant to Section 20, is reasonably calculated to give actual notice.

18. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT HE, SHE OR IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN

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ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 18 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH HE, SHE OR IT IS RELYING AND SHALL RELY UPON IN ENTERING INTO THIS AWARD AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF HIS, HER OR ITS RIGHT TO TRIAL BY JURY.

19. Shares Not Registered. Shares shall not be issued pursuant to this Award Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. Except as otherwise provided in the Stockholders’ Agreement, the Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares, and accordingly, any certificates for Shares may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Award Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement containing such representations, warranties and covenants as the Company may reasonably require.

20. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and shall be deemed to have been given (a) when personally delivered or delivered by facsimile transmission with confirmation of delivery or (b) upon delivery after deposit with Federal Express or similar overnight courier service. A notice shall be addressed to the Company at its principal executive office, attention General Counsel, and to the Participant at the address that he/she most recently provided to the Company.

21. Entire Agreement. This Award Agreement, including the exhibits attached hereto, the Plan and the Stockholders’ Agreement constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

22. Amendment; Waiver. No amendment or modification of any term of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

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23. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant and the Participant’s heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

24. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

Mcron Acquisition Corp.
By:
Name:
Title:

Agreed and acknowledged as of the date first above written:
Signature:
Name:

EXHIBIT A

NOTICE OF EXERCISE

Mcron Acquisition Corp.

3010 Disney Street

Cincinnati, Ohio 45209

Attention: General Counsel                                                                                                               Date of Exercise:

Ladies & Gentlemen:

1. Exercise of Option. This constitutes notice to Mcron Acquisition Corp. (the “Company”) that pursuant to my Nonqualified Stock Option Award Agreement, dated             (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Number of Shares as to
which Option is exercised
(“Optioned Shares”):

Shares to be issued in name of:

Date of Grant:

Total exercise price:

2. Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option, or I have otherwise satisfied such requirements.

3. Rights as Stockholder. While the Company shall endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

4. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee shall be final and binding on all parties.

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5. Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

Signature:
Name:
Social Security Number:

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EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

THIS AGREEMENT (this “Restrictive Covenant Agreement”) is made effective as of the Date of Grant by and between the Company and the Participant. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Nonqualified Stock Option Award Agreement to which this Restrictive Covenant Agreement is attached as Exhibit “B” (the “Award Agreement”).

R E C I T A L S:

WHEREAS, the Company and the Participant have entered into the Award Agreement;

AND WHEREAS the Award Agreement is conditional on the Participant entering into this Restrictive Covenant Agreement;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. For purposes of this Restrictive Covenant Agreement:

a. “Business” means manufacturing, designing, distributing, marketing or selling plastics manufacturing equipment, plastics manufacturing equipment components including hot runner systems, mold components or aftermarket parts or services, or industrial machining chemicals, or any other business engaged in by the Company or any if its Subsidiaries within twelve (12) months prior to the Participant’s termination of employment by or other service to the Company or any of its Subsidiaries.

b. “Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its affiliates and other related information, as such exists from time to time during the Participant’s employment by or other service to the Company or any of its Subsidiaries.

c. “Customer” means any Person who:

i. has been a customer of the Company at any time during the one year period prior to the termination of the Participant’s employment; or

ii. has evidenced an intention in writing to purchase Products from the Company at any time during the one year period prior to the termination of the Participant’s employment,

and with whom the Participant had any dealings, directly or indirectly, or about whom the Participant had confidential information, during the Participant’s employment.

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d. “Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

e. “Products” means the products of the Business (i) manufactured by the Company within the one year period immediately preceding the date of this Restrictive Covenant Agreement (ii) manufactured by the Company during the Participant’s employment (iii) manufactured by the Company in the twelve (12) months following termination of the Participant’s employment in the normal course of operating, maintaining and expanding the business and (iv) any products that are substitutes for or competitive with the products referred to in clauses (i), (ii) and (iii).

2. Confidentiality. The Participant recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which are essential to the performance of the duties of the Participant hereunder. The Participant acknowledges that such Confidential Information is not generally known in the trade and that such Confidential Information provides the Company and its affiliates with a competitive edge in its industry. In that regard, the Participant acknowledges and agrees that the Company and its affiliates have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Participant therefore agrees that he will not, during his employment, or after termination of his employment, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of his duties to the Company and its affiliates, nor shall he make use of any such Confidential Information for his own purposes or for the benefit of any Person except the Company and its affiliates. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Participant. Notwithstanding the foregoing, in the event that the Participant is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Participant will give the Company prompt written notice of such request or requirement so that the Company or its affiliates may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Participant may, without liability hereunder furnish only that portion of the Confidential Information which the Participant is legally required to disclose.

3. Non-Competition. While employed or at any time during the eighteen (18) months following termination of the Participant’s employment for whatever reason and whether with or without cause, the Participant shall not in any manner whatsoever (other than a holding of less than ten percent (10%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) within North America, either individually or in partnership or jointly or in conjunction with any other Person:

a. directly, or indirectly, carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products;

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b. directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products; or

c. have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of any business that manufactures, sells or distributes the Products.

4. Non-Solicitation of Customers. While employed or at any time during the eighteen (18) months following termination of the Participant’s employment for whatever reason and whether with or without cause, the Participant shall not in any manner whatsoever (other than a holding of less than ten percent (10%) of the shares of a company listed on a public stock exchange in Canada or the United States of America), either individually or in partnership or jointly or in conjunction with any other Person:

a. directly, or indirectly solicit any Customer;

b. directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or

c. have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale of any Products to such Customer within North America.

5. Non-Solicitation of Employees. While employed or at any time during the eighteen (18) months following termination of his employment, for whatever reason, the Participant shall not, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Company. This section shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.

6. Non-Disparagement. The Participant shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its affiliates, officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

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7. Return of Documents and Property. Upon the termination of his employment or at such other time that the Company may request, the Participant shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Participant (and all of the same are hereby acknowledged and agreed to be the property of the Company).

8. Inventions and Patents. The Participant hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Participant while employed by the Company or any of its Subsidiaries and (b) either (i) relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its Subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”). The Participant shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of employment) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

9. Covenants Reasonable.

a. The Participant acknowledges and agrees with the Company that:

i. the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;

ii. the Participant is being provided with the opportunity to receive a substantial financial benefit as a result of Award Agreement;

iii. the covenants of the Participant contained in this Restrictive Covenant Agreement were a material inducement for the Company to enter into the Award Agreement and the execution and delivery of this Restrictive Covenant Agreement is a condition to the Company’s obligation pursuant to the Award Agreement; and

iv. the breach by such Participant of any of the provisions of this Restrictive Covenant Agreement would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages.

b. The Participant agrees that the Company shall be entitled to obtain and the Participant agrees not to oppose a request for, interim, interlocutory and permanent injunctive relief and other equitable relief to prevent a breach or continued breach of the provisions of this Restrictive Covenant Agreement, as well as an accounting of all profits and benefits that arise

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out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company may be entitled in law. The provisions of this section shall not derogate from any other remedy which the Company may have in the event of such a breach.

10. Severability. In the event that a court of competent jurisdiction determines that any term or provision of this Restrictive Covenant Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect: (a) the legality, validity or enforceability of the remaining terms and provisions of this Restrictive Covenant Agreement; and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope of activities or otherwise, but may be made enforceable by limitations or revisions thereon, the parties agree that such limitations or revisions may be made so that the same shall, nevertheless, be enforceable to the fullest extent permitted by law.

11. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and shall be deemed to have been given (a) when personally delivered or delivered by facsimile transmission with confirmation of delivery or (b) upon delivery after deposit with Federal Express or similar overnight courier service. A notice shall be addressed to the Company at its principal executive office, attention General Counsel, and to the Participant at the address that he/she most recently provided to the Company.

12. Entire Agreement. This Restrictive Covenant Agreement and the Employment Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

13. Amendment; Waiver. No amendment or modification of any term of this Restrictive Covenant Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Restrictive Covenant Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

14. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Restrictive Covenant Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

15. Signature in Counterparts. This Restrictive Covenant Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement.

Mcron Acquisition Corp.
By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

Signature:
Name:

EXHIBIT C

ACCREDITED INVESTOR STATUS

Participant represents and warrants that he is not an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act of 1933, as amended (please initial the non-accredited investor election below):

Participant is not an “accredited investor.”

Participant represents and warrants that he is an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act of 1933, as amended, because he meets at least one of the following criteria (please initial each applicable item):

Participant is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000 at the time of the grant of the Option, excluding the value of the primary residence of such natural person, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property; or

Participant is a natural person who had an individual income in excess of $200,000 in each of the two most recent years (2012 and 2013) or joint income with the Participant’s spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year (2014); or

Participant is a corporation, or similar business trust, partnership or an organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the Option, with total assets in excess of $5,000,000; or

Participant is either (i) a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity, (ii) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, (iii) an insurance company as defined in Section 2(13) of the Securities Act, (iv) an investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of such Act, (v) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, (vi) a plan established or maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000 or (vii) an employee benefit plan within in the meaning of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which plan fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors; or

Participant is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended; or

Participant is a director or executive officer of Mcron Acquisition Corp.; or

Participant is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Option, the purchase of which is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or

Participant is any entity in which all of the equity owners are accredited investors. (Please submit a copy of this page countersigned by each such equity owner if relying on this item).

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